Chimerix Announces Second Quarter 2013 Financial Results

Management to Host Conference Call Today at 8:30 a.m. ET

DURHAM, NC, August 14, 2013 – Chimerix, Inc. (NASDAQ: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today reported financial results for the quarter ended June 30, 2013.

Business Highlights

•	Phase 3 SUPPRESS trial of CMX001 for the prevention of cytomegalovirus (CMV) in hematopoietic cell transplant (HCT) recipients is on track to begin dosing in the third quarter of 2013

•	Announced top line data from Study 202 of CMX001 as a preemptive therapy for adenovirus (AdV) infection in HCT recipients (premarket today in a separate release)

•	Announced that data from AdV Study 202 has been accepted for late-breaker presentation at upcoming 53rd Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) on September 10th (premarket today in a separate release)

•	Extended contract with the Biomedical Advanced Research and Development Authority (BARDA) into the first option segment providing up to $5 million for the continued development of CMX001 as a potential medical countermeasure against smallpox

•	Elected Rodman L. Drake to the Board of Directors

“Chimerix is well-positioned to achieve significant milestones in the second half of 2013, including dosing the first patient in our Phase 3 SUPPRESS trial of CMX001 for the prevention of cytomegalovirus infection in hematopoietic cell transplant recipients,” said Kenneth I. Moch, President and CEO of Chimerix. “We believe CMX001 offers the potential to provide a new standard of care for these immunocompromised patients and we are excited to further advance this broad-spectrum antiviral through continued clinical development.”

Second Quarter 2013 Financial Results

Chimerix reported a net loss of $12.5 million, or $0.91 per share, for the second quarter of 2013, compared to a net loss of $4.3 million, or $3.44 per share, for the second quarter of 2012.

Revenues for the second quarter of 2013 decreased to $808,000, compared to $6.2 million for the same period in 2012, based primarily on the completion of the base segment of Chimerix’s contract with BARDA in the second quarter of 2013.

Research and development expenses decreased to $6.3 million for the second quarter of 2013, compared to $9.1 million for the same period in 2012, driven primarily by the completion of the base segment of Chimerix’s contract with BARDA in the second quarter of 2013 offset by a one-time non-cash compensation expense related to restricted stock units (RSUs) that vested upon completion of Chimerix’s initial public offering (IPO).

General and administrative expenses increased to $2.2 million for the second quarter of 2013, compared to $1.5 million for the same period in 2012, primarily related to the vesting of RSUs, as described above.

Loss from operations increased to $7.7 million for the second quarter of 2013, compared to $4.4 million for the same period in 2012. The increase in loss from operations in the second quarter of 2013 primarily relates to the completion of the base segment of Chimerix’s contract with BARDA combined with a one-time non-cash compensation expense based on vesting RSUs, as described above.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

Interest expense was $415,000 in the second quarter of 2013, compared to $128,000 in the same period in 2012, based on the larger outstanding loan balance following a draw-down of $12.0 million of venture debt in the third quarter of 2012.

Fair value adjustment to the warrant liability increased to $4.4 million in the second quarter of 2013, compared to an add back of $226,000 in the same period of 2012, due to an increase of non-cash expense related to the periodic revaluation of Chimerix’s warrant liability. This increase was primarily attributable to the significant increase in the market price of Chimerix’s common stock in the second quarter of 2013 related to its IPO.

Chimerix’s balance sheet at June 30, 2013 included $123.0 million in cash, cash equivalents and short-term investments, $12.7 million in debt and 25.8 million outstanding shares of common stock.

Today’s Conference Call and Webcast

Chimerix will host a conference call and live audio webcast to discuss its second quarter 2013 accomplishments and financial results today at 8:30 a.m. ET. To access the live conference call, please dial 877-354-4056 (domestic) or 678-809-1043 (international) at least five minutes prior to the start time and refer to conference ID 28537322.

A live audio webcast of the call will also be available on the Investors section of Chimerix’s website, www.chimerix.com. An archived webcast will be available on the Chimerix website approximately two hours after the event.

About Chimerix

Chimerix, a biopharmaceutical company based in Durham, NC, is committed to the discovery, development and commercialization of novel, oral antiviral therapeutics designed to transform patient care in areas of high unmet medical need. Chimerix’s proprietary lipid technology has given rise to two clinical-stage lipid acyclic nucleotide phosphonates, CMX001 and CMX157, which have demonstrated the potential for enhanced activity and safety in convenient, orally administered dosing regimens. CMX001 has shown broad-spectrum activity against double-stranded DNA viruses, including all of the herpesviruses, adenoviruses and polyomaviruses. Chimerix anticipates beginning the Phase 3 SUPPRESS trial in the third quarter of 2013 for the prevention of CMV infection in HCT recipients. Chimerix’s second product candidate, CMX157, an oral nucleotide analog lipid-conjugate for the treatment of HIV infection, was licensed to Merck in July 2012.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Chimerix’s ability to meet milestones in the second half of 2013, the timing for initiating the Phase 3 SUPPRESS trial, the efficacy of CMX001 and its ability to provide a broad spectrum of antiviral activity and the positive impact of CMX001 on transplant recipients. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Chimerix’s estimates regarding its ability to initiate the SUPPRESS trial; the success of SUPPRESS and Phase 2 trials, the demonstrated efficacy of CMX001 in the SUPPRESS trial and Phase 2 trials; Chimerix’s financial position; and regulatory developments in the United States and foreign countries. Other risks and uncertainties affecting Chimerix are described more fully in Chimerix’s filings with the Securities and Exchange Commission, including without limitation its most recently filed Quarterly Report on Form 10-Q and its most recently filed reports on Form 8-K, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CHIMERIX CONTACTS:

Rebecca Heath, 919.972.7124

Elizabeth Kelly, 919.972.7109

MEDIA CONTACT:

Tony Plohoros

908.940.0135

tplohoros@6degreespr.com

INVESTOR CONTACT:

Lilian Stern
212.362.1200

lilian@sternir.com

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

CHIMERIX, INC.
BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$115,438	$19,906
Short-term investments, available-for-sale	7,595	9,849
Accounts receivable	83	783
Prepaid and other current assets	3,034	983
Deferred financing costs, current portion	20	33
Total current assets	126,170	31,554

Property and equipment, net of accumulated depreciation	342	407
Deposits	22	22
Deferred financing costs, less current portion	20	48
Total assets	$126,554	$32,031

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$995	$1,964
Accrued liabilities	1,471	906
Loan payable, current portion	5,584	4,753
Total current liabilities	8,050	7,623

Other long-term liabilities	341	337
Loan payable, less current portion	7,119	9,867
Redeemable convertible preferred stock warrant liability	-	7,512
Total liabilities	15,510	25,339

Redeemable convertible preferred stock	-	107,723

Stockholders’ equity (deficit):
Common stock, $0.001 par value, 200,000,000 and 89,700,000 shares authorized at June 30, 2013 and December 31, 2012, respectively; 25,779,445 and 1,533,996 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	26	3
Additional paid-in capital	258,870	-
Accumulated other comprehensive loss	(1)	(2)
Accumulated deficit	(147,851)	(101,032)
Total stockholders’ equity (deficit)	111,044	(101,031)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$126,554	$32,031

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

CHIMERIX, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues:
Contract revenue	$808	$6,205	$2,579	$9,283

Total revenues	808	6,205	2,579	9,283

Operating expenses:
Research and development	6,276	9,082	13,059	16,075
General and administrative	2,188	1,545	3,725	3,120

Loss from operations	(7,656)	(4,422)	(14,205)	(9,912)

Other expense:
Interest expense, net	(415)	(128)	(771)	(237)
Fair value adjustments to warrant liability	(4,388)	226	(6,590)	(1,073)

Net loss	(12,459)	(4,324)	(21,566)	(11,222)

Other comprehensive loss:

Unrealized gain on securities available-for-sale	1	-	1	4

Comprehensive loss	$(12,458)	$(4,324)	$(21,565)	$(11,218)
Net loss	(12,459)	(4,324)	(21,566)	(11,222)
Accretion of redeemable convertible preferred stock	(8,582)	(900)	(34,108)	(1,800)
Net loss attributable to common shareholders	$(21,041)	$(5,224)	$(55,674)	$(13,022)
Per share information:
Net loss per common share, basic and diluted	$(0.91)	$(3.44)	$(4.50)	$(8.58)
Weighted-average shares outstanding, basic and diluted	23,067,201	1,518,753	12,360,125	1,518,112

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

CHIMERIX, INC.
STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2013	2012

Operating activities:
Net loss	$(21,566)	$(11,222)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	135	141
Non-cash interest expense	224	54
Amortization/accretion of premium/discount on investments	149	29
Share-based compensation costs	2,589	539
Fair value measurement of redeemable convertible preferred stock warrant liability	6,590	1,073
Changes in operating assets and liabilities:
Accounts receivable	700	692
Prepaid expenses and other current assets and deposits	(2,051)	779
Accounts payable and accrued liabilities	(400)	(1,672)
Net cash used in operating activities	(13,630)	(9,587)

Investing Activities:
Purchase of property and equipment	(70)	(41)
Purchase of short-term investments	(1,851)	-
Maturities of short-term investments	3,957	5,894
Net cash provided by investing activities	2,036	5,853

Financing Activities:
Proceeds from exercise of stock options	55	2
Proceeds from exercise of warrant	1,537	-
Proceeds from loan payable	-	3,000
Proceeds from initial public offering, net of offering costs	107,634	-
Debt discount	-	(15)
Repayment of loan payable	(2,100)	(2,600)
Deferred financing costs	-	(24)
Net cash provided by financing activities	107,126	363

Increase (decrease) in cash and cash equivalents	95,532	(3,371)
Cash and cash equivalents, beginning of period	19,906	13,607
Cash and cash equivalents, end of period	$115,438	$10,236

Supplemental cash flow information:
Interest payments	$505	$107

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146